UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2019

STEM HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55751	61-1794883
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7777 Glades Road, Suite 203, Boca Raton, FL	33434
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 948-5410

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On March 22, 2019, we entered into a share purchase agreement (the “Purchase Agreement”) with South African Ventures, Inc., a Nevada corporation (“SAV”) and its shareholders pursuant to which we will acquire all of the outstanding capital stock of SAV (the “Acquisition”), which will become a wholly-owned subsidiary of the Company. The consideration for the acquisition of SAV is expected to be 8,250,000 of our common shares, having a value of approximately $14.4 million (approximately C$19 million) based on our closing trading price on March 21, 2019. The shares to be issued in this transaction will comprise approximately 36% of our outstanding Common Stock on a pro-forma basis. The closing of the Acquisition is subject to certain conditions. The acquisition of SAV is expected to be completed on or around April 1st, 2019.

When the closing occurs, SAV will have no operations and will hold approximately $5.75 million (approximately C$7.475 million) in cash. In addition, the Company is currently holding an additional $2.5 million  (approximately C$3.525) in escrow for the benefit of SAV, which it will deliver to SAV at the closing, which will result in SAV having a cash position of $8.25 million at the closing. These funds were raised by SAV from various investors. At the closing, these investors will become Company shareholders.

SAV also holds a 49% interest in an entity domiciled in the Kingdom of Eswatini (formerly known as Swaziland) (“Eswatini”). While the entity domiciled in the Kingdom of Eswatini (Swaziland) has yet to commence operations, it owns land and has been granted provisional licenses that allow for the production, harvest and export of cannabis and CBD industrial hemp. The owner of the remaining interest in the Eswatini company is an unrelated party. We expect to record this as an equity method investment in our upcoming March 31, 2019 quarterly report.

Prior to the closing of this transaction, Roger Rai, a former director of the Company, is the sole director and officer of SAV. At the closing, Mr. Rai will resign from SAV and be replaced in his current capacities by representatives of the Company. While he will not participate in the consideration of this transaction by the Company, he may be deemed a “related party” to the Company for certain purposes.

The foregoing describes certain of the material terms of the Purchase Agreement. Such description is not a complete description of the material terms of the transaction and is qualified in its entirety by reference to the Share Purchase Agreement and related documents entered into in by the parties connection therewith, which are included as exhibits to this Current Report on Form 8-K.

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Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

10.1	Share Purchase Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEM HOLDINGS, INC.
(Registrant)

Date: April 1, 2019	By:	/s/ Adam Berk
Adam Berk, Chief Executive Officer

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